Exhibit 99.1

Gaiam Reports First Quarter Fiscal 2006 Results

•                  First quarter revenues increased 97% to $51.8 million

•                  Gross margin improved 1190 basis points to 64.1%

Broomfield, CO, May 4, 2006 – Gaiam, Inc. (NASDAQ: GAIA), a lifestyle-media company catering to people who value personal development, natural health and inspirational media, announced today results for its first quarter ended March 31, 2006.

Gaiam also announced that it will host a conference call today, May 4, 2006, at 2:30 p.m. MDT (4:30 p.m. EDT) to review the first quarter 2006 results.

Dial-in No.: 800-369-3135

Passcode: GAIAM

For the first quarter, Gaiam generated revenue of $51.8 million, an increase of 97% over the $26.3 million recorded in the same period last year due to a combination of strong internal growth of 27.8% and sales of media titles acquired from GoodTimes Entertainment in September 2005. In the quarter revenues for Gaiam’s overall direct to consumer segment, including growth from acquisitions, increased 96.1% to $26.1 million and Gaiam’s business segment, including growth from acquisitions, grew to $25.6 million, an increase of 97.1% as compared to the first quarter of 2005.

Gross margin increased 1190 basis points to 64.1% in the first quarter of 2006, compared to 52.2% in the same period last year and 270 basis points from 61.4% reported in the fourth quarter of 2005. The increase was primarily due to increased media sales, the leverage on purchasing discounts associated with higher DVD sales volume and the establishment of a direct sales relationship with certain retailers previously supplied through distributors.

Selling and operating expenses increased to 55.9% of revenue in the first quarter of 2006 from 44.4% in the comparable period last year, as a result of expenses associated with the GoodTimes Entertainment asset acquisition and related temporary transitional services as well as additional amortization of the acquired GoodTimes media library. General and administration expenses decreased to 6.3% of revenue in the first quarter from 6.7% in the comparable period last year.

Operating income in the first quarter of 2006 was $1.0 million, compared to $287 thousand in the first quarter of prior year. Net income for the first quarter was $890 thousand or $0.04 per share, as compared to $116 thousand or $0.01 per share for the first quarter of 2005.

For the first quarter 2006, according to Nielsen’s VideoScan, Gaiam was ranked fourth in overall U.S. non-theatrical DVDs with 8.9% market share, up from the fifth position and 6.8% market share in 2005. Furthermore, Gaiam’s market share in the fitness/wellness DVD category in the first quarter increased to 42.4%, which is more that three times larger than the next competitor. Gaiam has five titles in the top ten best selling fitness DVDs year-to-date.

“We are pleased with our first quarter results and are off to a good start for the year,” said Jirka Rysavy, Chairman and Chief Executive Officer. “Our branded media strategy and highly leveragable operating model are proving to be effective. We remain on track to deliver over $200 million in revenue in 2006. We are not at this time altering our recently increased expectations of 60% gross margin for the year, but these expectations may be revised upward if we continue to have a strong showing in the second quarter.”

“The results for the quarter confirm that Gaiam’s media-focused strategy is working,” said Lynn Powers, President. “This quarter also marked our successful entry into the non-traditional retail environment as we placed our media and products in Jenny Craig locations nationwide. We are very excited about all of the new additions to our management team as we begin to capitalize on the opportunities and enhance Gaiam’s position as a major brand in the healthy living and inspirational media categories worldwide.”

Gaiam continues to enhance its management team with executives that have deep experience in media, consumer brand management, sales and distribution across diverse platforms. Most recently, Martha Van Gelder joined Gaiam as Vice President and Managing Director of Gaiam’s International Distribution. Ms. Gelder joins Gaiam with more than 20 years of international management experience with major entertainment brands including a broad range of senior business development, marketing, sales and distribution roles at The Walt Disney Company and Sesame Street Workshop.

A replay of the call will begin approximately one hour after the end of the call and will continue until midnight EDT on May 7, 2006.

Replay number: 800-944-3294

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contact:	John Mills
Integrated Corporate Relations, Inc.
310-395-2215
jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended March 31,
	2006	2005

Net revenue	$51,752	$26,324
Cost of goods sold	18,590	12,575
Gross profit	33,162	13,749

Expenses:
Selling and operating	28,906	11,690
Corporate, general and administration	3,246	1,772
Total expenses	32,152	13,462

Income from operations	1,010	287

Other income	534	91
Interest income	43	25
Total other income	577	116

Income before income taxes and minority interest	1,587	403

Income tax expense	612	130
Minority interest in net income of consolidated subsidiaries, net of tax	(85)	(157)
Net income	$890	$116

Net income per share:
Basic	$0.04	$0.01
Diluted	$0.04	$0.01
Shares used in computing net income per share:
Basic	20,435	14,820
Diluted	20,795	14,914

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$15,763	$15,028
Accounts receivable, net	23,507	28,067
Inventory, less allowances	22,094	20,792
Deferred advertising costs	3,299	3,917
Deferred tax assets	3,176	3,627
Other current assets	6,189	4,838
Total current assets	74,028	76,269

Property and equipment, net	9,313	9,428
Media library, net	37,236	38,339
Goodwill and other intangibles	17,578	17,541
Non-current deferred tax assets	8,301	7,282
Notes receivable and other assets	4,123	7,242
Total assets	$150,579	$156,101

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,656	$25,843
Accrued liabilities	10,863	12,649
Other current liabilities	440	561
Total current liabilities	30,959	39,053

Long-term liabilities	—	1,663
Total liabilities	30,959	40,716

Minority interest	8,233	8,099

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 15,325,988 and 15,010,736 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	1	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at March 31, 2006 and December 31, 2005	1	1
Additional paid-in capital	98,978	95,840
Accumulated other comprehensive income	337	264
Retained earnings	12,070	11,180
Total stockholders’ equity	111,387	107,286
Total liabilities and stockholders’ equity	$150,579	$156,101